Exhibit 99.1

11730 Plaza America, Suite 700

Reston, VA 20190

News Release

Contacts:

Brian J. Clark, President

(703) 707-6900

NCI Reports Fourth Quarter and Fiscal Year 2012 Financial and Operating Results

•	Diluted fourth quarter earnings per share (EPS) $0.15, excluding charge; full-year EPS $0.51, excluding charges

•	Records after-tax impairment charge of $36.7 million in fourth quarter of 2012

•	Issues 2013 revenue and earnings guidance to include consideration for impact of Federal budget declines

•	Company will devote additional investment to business development-driven growth strategies in 2013

RESTON, VA, February 28, 2013 – NCI, Inc. (NASDAQ:NCIT), a leading provider of information technology (IT), engineering, logistics, and professional services and solutions to U.S. Federal Government agencies, today announced financial and operating results for the fourth quarter and fiscal year ended December 31, 2012.

Fourth quarter and fiscal year 2012 revenue was in the upper half of management’s guidance range issued last quarter; diluted EPS—excluding the non-cash, after-tax impairment charges—exceeded the high end of guidance by $0.03.

Fourth Quarter 2012 Results

For the fourth quarter of 2012, NCI reported revenue of $89.7 million compared with fourth quarter 2011 revenue of $114.8 million, a decrease of 21.9%. The year-over-year decrease in revenue was the result of reductions of scope, the expiration of task orders and contracts, and certain lost contract re-competes, which totaled approximately $14 million; the ending of base realignment and closure (BRAC)-related and other non-core projects, which collectively totaled approximately $7 million; and a decrease in revenue from NCI’s PEO Soldier program, which accounted for approximately $4 million of the year-over-year decline in revenue for the fourth quarter of 2012. During the fourth quarter of 2012, PEO Soldier accounted for 15.9% of total revenue, down from 16.3% sequentially and 16.2% in the fourth quarter of 2011.

As previously disclosed, during the fourth quarter of 2012, in accordance with the NCI’s annual testing and due to its further depressed market value, the continued uncertainty in funding levels of various Federal Government agencies, and the ongoing delays of expected contract procurement opportunities, the company performed a goodwill impairment analysis as well as a review of intangible assets. The results of this analysis indicated that the remaining balance of the company’s goodwill and a portion of its intangible assets were impaired; accordingly, the company recorded an impairment charge totaling $58.0 million ($36.7 million after tax) in the fourth quarter of 2012.

GAAP operating loss for the fourth quarter of 2012 was $54.3 million due to costs associated with the impairment charge. Excluding the effects of this item, NCI reported operating income of $3.7 million for the fourth quarter of 2012. GAAP operating income for the three months ended December 31, 2011, was $0.8 million. Operating income for the fourth quarter of 2011 includes the effect of the $3.1 million restructuring charge taken during the period. Excluding the effects of the restructuring charge, operating income for the fourth quarter of 2011 was $3.9 million.

Excluding the effects of the impairment charge, operating margin for the fourth quarter of 2012 was 4.1%. Excluding the effect of the restructuring charge, operating margin for the fourth quarter of 2011 was 3.4%. Adjusted operating margin increased primarily as a result of overall improved operational performance as well as the timing of certain award fees and other one-time gains.

GAAP net loss for the fourth quarter of 2012 was $34.7 million. Excluding the impact of the impairment charge, net income for the fourth quarter of 2012 was $2.0 million. GAAP net income for the fourth quarter of 2011 was $0.1 million. Excluding the impact of the restructuring charge, fourth quarter 2011 net income was $2.0 million. Excluding the impairment charge, diluted EPS for the fourth quarter of 2012 was $0.15; excluding the impact of the restructuring charge, diluted EPS for the fourth quarter of 2011 was $0.15.

Days sales outstanding (DSO) for the fourth quarter ended December 31, 2012, were 64 days compared with 54 days at September 30, 2012, an increase of 10 days. The sequential increase in DSO reflects a more normalized collection of receivables.

Fiscal Year 2012 Results

For the year ended December 31, 2012, NCI reported revenue of $368.4 million compared with $558.3 million for the year ended December 31, 2011, representing a decrease of $189.9 million, or 34.0%. This decrease in revenue was principally due to the ending of BRAC-related and other non-core projects, which collectively totaled approximately $87 million; a net decrease in revenue as a result of reductions of scope, the expiration of task orders and contracts, and certain lost contract re-competes, which totaled approximately $79 million; and a decrease in revenue from our PEO Soldier program, which accounted for approximately $24 million of the year-over-year decline in revenue.

Our PEO Soldier contract accounted for $62.4 million and $86.0 million of our revenue in 2012 and 2011, respectively. This represented 16.9% and 15.4% of total revenue in 2012 and 2011, respectively.

GAAP operating loss for 2012 was $140.0 million compared with GAAP operating income $23.8 million in 2011. Excluding the effect of the impairment charges noted above, operating income for 2012 was $13.0 million, or 3.5% of revenue. Excluding the effect of the restructuring charge taken in the fourth quarter of 2011, operating income for 2011 was $27.0 million, or 4.8% of revenue. The year-over-year decline in GAAP operating income was primarily attributable to the effects of the impairment charges taken in the third and fourth quarters of 2012. Excluding the effects of the charges taken in 2011 and 2012, the decline in operating income in 2012 was attributable to lower revenue, higher general and administrative costs, and higher depreciation and amortization costs.

GAAP net loss for 2012 was $86.8 million compared with GAAP net income for 2011 of $13.2 million. The decrease in net income year over year is primarily attributable to non-cash, after-tax impairment charges taken in the third and fourth quarters of 2012 totaling $92.3 million. GAAP loss per share for 2012 was $6.51 compared with GAAP diluted earnings per share of $0.95 for 2011. Excluding the effect of the impairment charges, net income for 2012 was $6.9 million, or $0.51 per diluted share. Excluding the effect of the restructuring charge taken in the fourth quarter of 2011, net income for 2011 was $15.0 million, or $1.09 per diluted share.

Cash flow provided by operating activities for fiscal year 2012 was $41.5 million. Capital expenditures were $1.8 million, resulting in 2012 free cash flow of $39.7 million.

NCI reported total backlog at December 31, 2012, of $706 million, of which $212 million was funded. This compares with total backlog at September 30, 2012, of $910 million, of which $249 million was funded, and $1.0 billion, of which $220 million was funded, at December 31, 2011.

After a detailed examination of the company’s backlog in light of the anticipated impact of secular declines in Federal spending, NCI de-booked approximately $130 million from backlog in the fourth quarter of 2012. The backlog reduction affects anticipated revenue from contracts across the company’s base of business. This was offset by bookings of approximately $15 million in the fourth quarter.

Share Repurchase

During 2010, NCI’s Board of Directors authorized management to repurchase up to $25.0 million of our Class A common stock pursuant to a stock repurchase program. During the fourth quarter of 2012, NCI repurchased 93,735 shares of our Class A common stock at an average price of $5.54 per share for a total purchase price of $0.5 million. At December 31, 2012, $16.7 million was remaining under the Board of Directors’ authorization for shares repurchases.

Management’s Outlook

Based on the company’s current contract backlog and management’s estimate as to future tasking and contract awards, NCI is issuing guidance for its first quarter and fiscal year 2013. The table below represents management’s current expectations about future financial performance, based on information available at this time:

	First Quarter Fiscal Year 2012 Ending March 31, 2013	Fiscal Year Ending December 31, 2013
Revenue	$80 million - $86 million	$280 million - $320 million
Diluted EPS	$0.08 - $0.10	$0.14 - $0.26
Diluted projected share count	13.0 million	13.1 million

“We believe it is prudent at this point to issue guidance with a range of revenue and earnings that reflects the turmoil and uncertainty we’re seeing in the current budgetary climate as a result of expected secular declines in Federal budgets beginning in 2013,” said Charles K. Narang, NCI’s Chairman and CEO. “The challenge will be to accurately forecast the size and schedule of upcoming proposals and awards; however, we believe NCI has never been better positioned to successfully pursue opportunities in our pipeline as they emerge.”

“Although we made great strides in growth initiatives in 2012, the delays in the timing of bids on planned key procurements does not allow for meaningful contribution from new revenue in 2013’s outlook,” said NCI’s President, Brian J. Clark. “While we will continue our focus on cost containment and incremental revenue pick-ups throughout the year to protect and enhance earnings per share, we will define success in 2013 primarily in terms of our bookings momentum toward the end of 2013 and into 2014.

We made substantial investments throughout 2012 aimed at revamping our new business acquisition processes and increasing win probabilities. We’re encouraged by the progress we’ve made in these areas thus far, and we are continuing to invest in NCI’s business development and capture efforts in 2013 with the belief that this added investment will be vital to winning new business this year and beyond.”

Conference Call Information

As previously announced, NCI will conduct a conference call today at 5:00 p.m. EST to discuss fiscal fourth quarter and full year 2012 results and issue guidance for 2013.

Analysts and institutional investors may listen to the conference call by dialing (855) 327-6837 (United States/Canada) or (631) 982-4565 (international) with pass code 90227. The conference call will be simultaneously provided as a webcast through a link on the NCI website (www.nciinc.com).

A replay of the conference call will be available approximately two hours after the conclusion of the call through March 14, 2013, by dialing (877) 870-5176 (United States/Canada) or (858) 384-5517 (international) and entering pass code 90227.

About NCI, Inc.

NCI is a leading provider of information technology (IT) and professional services and solutions to U.S. Federal Government agencies. Our award-winning expertise encompasses areas critical to our customers’ mission objectives, including enterprise systems management; network engineering; cybersecurity and information assurance; software development and systems engineering; program management, acquisition, and lifecycle support; engineering and logistics; health IT and informatics; and training and simulation. Headquartered in Reston, VA, NCI has approximately 2,200 employees at nearly 100 locations worldwide. For more information, visit our website at www.nciinc.com or email investor@nciinc.com.

Forward-Looking Statement: Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that NCI believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “intends,” “should,” “expects,” “plans,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or “opportunity,” or the negative of these terms or words of similar import are intended to identify forward-looking statements.

Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: our dependence on our contracts with Federal Government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenue; a reduction in the overall U.S. Defense budget, volatility in spending authorizations for Defense and Intelligence-related programs by the U.S. Federal Government or a shift in spending to programs in areas where we do not currently provide services; Federal Government shutdowns (such as that which occurred during the Federal Government’s 1996 fiscal year), other potential delays in the Federal Government appropriations process, or budgetary cuts resulting from Congressional committee recommendations or automatic sequestration under the Budget Control Act of 2011, risk of contract performance or termination; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; adverse results of Federal Government audits of our government contracts; Government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; competitive factors such as pricing pressures and competition to hire and retain employees (particularly those with security clearances); Federal Government agencies awarding contracts on a technically acceptable/lowest cost basis in order to reduce expenditures failure to successfully identify and integrate future acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions or to effectively integrate acquisitions appropriate to the achievement of our strategic plans; economic conditions in the United States, including conditions that result from terrorist activities or war; material changes in laws or regulations applicable to our businesses, particularly legislation affecting (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, (iii) government contracts containing organizational conflict of interest (OCI) clauses, (iv) delays related to agency specific funding freezes, (v) competition for task orders under Government Wide Acquisition Contracts (GWACs), agency-specific Indefinite Delivery/Indefinite Quantity (IDIQ) contracts and/or schedule contracts with the General Services Administration; and (vi) our own ability to achieve the objectives of near-term or long-range business plans, including internal systems failures. These and other risk factors are more fully discussed in the section titled “Risks Factors” in NCI’s Form 10-K filed with the Securities and Exchange Commission (SEC), and from time to time, in other filings with the SEC, such as our Forms 8-K and Forms 10-Q.

Any projections of revenue, margins, expenses, earnings, tax provisions, cash flows, benefit obligations, share repurchases, any statements of the plans, strategies and objectives of management for future operations, the execution of cost reduction programs and restructuring and integration plans are also subject to factors that could cause actual results to differ materially from anticipated results.

The forward-looking statements included in this news release are only made as of the date of this news release and NCI undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

Financial tables follow

NCI, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2012 (Unaudited)	2011 (Unaudited)	2012	2011
Revenue	$89,658	$114,829	$368,387	$558,261
Operating expenses:
Cost of revenue	77,427	103,617	322,281	499,398
General and administrative expenses	6,771	5,538	26,148	24,150
Depreciation and amortization	1,781	1,737	6,926	6,732
Stock option tender offer	—	—	2,311	—
Acquisition and integration related expenses	—	9	—	1,012
Restructuring charge	—	3,139	—	3,139
Impairment of goodwill and intangible assets	57,958	—	150,752	—

Total operating expenses	143,937	114,040	508,418	534,431

Operating (loss) income	(54,279)	789	(140,031)	23,830
Interest expense, net	249	515	1,325	1,698

(Loss) income before income taxes	(54,528)	274	(141,356)	22,132
(Benefit) provision for income taxes	(19,835)	149	(54,532)	8,974

Net (loss) income	$(34,693)	$125	$(86,824)	$13,158

(Loss) earnings per common and common equivalent share:
Basic:
Weighted average shares outstanding	12,953	13,582	13,335	13,675
Net (loss) income per share	$(2.68)	$0.01	$(6.51)	$0.96

Diluted:
Weighted average shares outstanding	12,953	13,688	13,335	13,830
Net (loss) income per share	$(2.68)	$0.01	$(6.51)	$0.95

NCI, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except par value)

	As of December 31, 2012	As of December 31, 2011
Assets:
Current assets:
Cash and cash equivalents	$763	$2,819
Accounts receivable, net	62,293	95,075
Deferred tax assets, net	3,269	4,152
Income taxes receivable	5,543	243
Prepaid expenses and other current assets	5,215	2,916

Total current assets	77,083	105,205
Property and equipment, net	12,564	15,495
Other assets	1,593	1,875
Deferred tax assets, net	43,463	—
Intangible assets, net	7,073	9,717
Goodwill	—	150,322

Total assets	$141,776	$282,614

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable	$24,148	$30,018
Accrued salaries and benefits	15,858	18,717
Deferred revenue	1,032	1,987
Other accrued expenses	7,625	5,697

Total current liabilities	48,663	56,419
Long-term debt	17,500	54,000
Deferred tax liabilities, net	—	6,165
Other long-term liabilities	2,723	2,229

Total liabilities	68,886	118,813
Stockholders’ equity:
Class A common stock, $0.019 par value—37,500 shares authorized; 9,149 shares issued and 8,232 shares outstanding as of December 31, 2012, and 9,163 shares issued and 8,875 shares outstanding as of December 31, 2011	174	174
Class B common stock, $0.019 par value—12,500 shares authorized; 4,700 shares issued and outstanding as of December 30, 2012 and December 31, 2011	89	89
Additional paid-in capital	69,726	69,937
Treasury stock at cost— 917 and 288 shares of Class A common stock as of December 31, 2012 and December 31, 2011, respectfully	(8,331)	(4,455)
Retained earnings	11,232	98,056

Total stockholders’ equity	72,890	163,801

Total liabilities and stockholders’ equity	$141,776	$282,614

NCI, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year ended December 31,
	2012	2011
Cash flows from operating activities:
Net (loss) income	$(86,824)	$13,158
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Impairment of goodwill and intangible assets	150,752	—
Depreciation and amortization	6,926	6,732
Loss on sale and disposal of property and equipment	5	84
Stock compensation expense	4,204	1,800
Deferred income taxes	(51,851)	(982)
Changes in operating assets and liabilities:
Accounts receivable, net	32,782	50,353
Prepaid expenses and other assets	(7,197)	324
Accounts payable	(5,870)	(32,314)
Accrued expenses	(1,392)	(2,908)

Net cash provided by operating activities	41,535	36,247

Cash flows from investing activities:
Purchases of property and equipment	(1,785)	(2,775)
Proceeds from sale of property and equipment	—	19
Cash paid for acquisition, net of cash acquired	—	(63,327)

Net cash used in investing activities	(1,785)	(66,083)

Cash flows from financing activities:
Borrowings under credit facility	130,304	201,152
Repayments of credit facility	(166,804)	(167,152)
Financing costs paid	(120)	—
Principal payments under capital lease obligations	—	(23)
Proceeds from exercise of stock options	10	261
Excess tax benefit from share-based payment	—	81
Repurchase of stock options	(1,320)	—
Purchases of Class A common stock	(3,876)	(4,455)

Net cash (used in) provided by financing activities	(41,806)	29,864

Net change in cash and cash equivalents	(2,056)	28
Cash and cash equivalents, beginning of year	2,819	2,791

Cash and cash equivalents, end of year	$763	$2,819

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$1,216	$1,798

Income taxes	$2,657	$11,589

NCI, INC.

RECONCILIATION OF NON-GAAP MEASURES

(UNAUDITED)

(in thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
GAAP operating (loss) income	$(54,279)	$789	$(140,031)	$23,830
Impairment of goodwill and intangible assets	57,958	—	150,752	—
Restructuring charge	—	3,139	—	3,139
Stock option tender expense	—	—	2,311	—

Adjusted operating income	3,679	3,928	13,032	26,969

Interest expense, net	249	515	1,325	1,698

Adjusted income before income taxes	3,430	3,413	11,707	25,271
Provision for income taxes	1,439	1,382	4,840	10,235

Adjusted net income	$1,991	$2,031	$6,867	$15,036

Earnings per common and common equivalent share:
GAAP Basic net (loss) income per share	$(2.68)	$0.01	$(6.51)	$0.96
Per share effect of impairment of goodwill and intangible assets	2.83	—	6.92	—
Per share effect of restructuring charge	—	0.14	—	0.14
Per share effect of stock option tender offer	—	—	0.10	—

Adjusted net income per share	$0.15	$0.15	$0.51	$1.10

GAAP Diluted net (loss) income per share	$(2.68)	$0.01	$(6.51)	$0.95
Per share effect of impairment of goodwill and intangible assets	2.83	—	6.92	—
Per share effect of restructuring charge	—	0.14	—	0.14
Per share effect of stock option tender offer	—	—	0.10	—

Adjusted net income per share	$0.15	$0.15	$0.51	$1.09

Weighted average shares outstanding:
Basic	12,953	13,582	13,335	13,675
Diluted:	12,953	13,688	13,337	13,830

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